                           SCHEDULE 14A - INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT
                                     OF 1934


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                              JLG INDUSTRIES, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


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                   (Name of Person(s) Filing Proxy Statement)


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

                              JLG INDUSTRIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           MONDAY, NOVEMBER 15, 2001

Dear Fellow Shareholder:

     It is my pleasure to invite you to attend the 2001 Annual Meeting of Shareholders of JLG Industries, Inc. The meeting will be held at the Plaza Hotel, 1718 Underpass Way, Hagerstown, Maryland 21742, Thursday, November 15, 2001 at 9:00 a.m. for the following purposes:

        1. To elect a board of eight directors of the Company to hold office until the next Annual Meeting of Shareholders or until their successors shall be elected and qualified.

        2. To ratify the selection of independent auditors for the 2002 fiscal year.

        3. To transact such other business as may properly come before the Annual Meeting

     Shareholders of record at the close of business on October 1, 2001 will be entitled to vote at this meeting or any adjournments thereof.

     Your vote is important to us. Please promptly sign, date and mail the enclosed proxy card in the postage-paid return envelope provided.

                                          By order of the Board of Directors,

                                          /s/ Thomas D. Singer

                                          Thomas D. Singer
                                          Secretary

October 2, 2001

                                PROXY STATEMENT

                                    GENERAL

     The Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card, and the Annual Report of JLG Industries, Inc. (the "Company") are furnished to shareholders of record at the close of business on October 1, 2001 (the "Record Date"). On the Record Date, there were 43,662,505 shares of Capital Stock issued and outstanding. Each share of Capital Stock entitles the holder to one vote at the Annual Meeting. There are no other voting securities of the Company.

     The Board of Directors is soliciting proxies to be voted at the 2001 Annual Meeting of Shareholders of the Company to be held at the Plaza Hotel, 1718 Underpass Way, Hagerstown, Maryland 21742 on November 15, 2001.

     A proxy may be revoked by the person giving the proxy at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. During the Annual Meeting, a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. You may vote your shares by signing, dating and mailing the proxy card(s) found in the address pocket of the mailing envelope. If you hold shares in more than one account, then you will receive more than one card. Please sign, date and mail each card received to ensure that all of your shares will be represented and voted at the Annual Meeting.

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, the officers, directors, or other employees of the Company, as yet undesignated, and without compensation other than their regular compensation, may solicit proxies in person or by other appropriate means if authorized and if deemed advisable.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The persons named in the following table have been nominated by the Board of Directors for election as directors at the Annual Meeting to hold office until the next Annual Meeting of Shareholders or until their successors shall be elected and qualified. Directors are elected by a majority of the votes cast.

NOMINEES FOR DIRECTORS

                                 DIRECTOR   BACKGROUND
NAME                       AGE    SINCE     INFORMATION
----                       ---   --------   -----------
Roy V. Armes.............  48      2000     Corporate Vice President, Global Procurement Operations,
                                            Whirlpool Corporation; prior to 1997, President and Managing
                                            Director, Whirlpool Greater China; prior to 1996, Vice
                                            President, Manufacturing & Technology, Whirlpool Asia.
George R. Kempton........  67      1993     Retired Chairman of the Board and Chief Executive Officer,
                                            Kysor Industrial Corporation.
William M. Lasky.........  54      1999     Chairman of the Board, President and Chief Executive
                                            Officer; prior to 2001, President and Chief Executive
                                            Officer; prior to 2000, President and Chief Operating
                                            Officer; prior to 1999, President, Dana Corporation,
                                            Worldwide Filtration Products Group; prior to 1997, Vice
                                            President and General Manager, Dana Corporation, North
                                            America Filtration Group.
James A. Mezera..........  71      1984     President, Mezera and Associates, Inc., a management
                                            consulting firm; prior to 1996, Vice President, Komatsu
                                            Dresser Company.

                                 DIRECTOR   BACKGROUND
NAME                       AGE    SINCE     INFORMATION
----                       ---   --------   -----------
Stephen Rabinowitz.......  58      1994     Retired Chairman of the Board and Chief Executive Officer,
                                            General Cable Corporation.
Raymond C. Stark.........  58      2000     Retired Corporate Vice President, Quality & Six Sigma,
                                            Honeywell International, Inc.; prior to 1999, President &
                                            General Manager, AlliedSignal Aerospace & Electronics Co.;
                                            prior to 1996, Vice President, Materials Management,
                                            Honeywell International, Inc.
Thomas C. Wajnert........  58      1994     Chairman of the Board, Seismiq, Inc.; Director, R.J.
                                            Reynolds Tobacco Holdings, Inc.; Chairman of the Board, Epix
                                            Holdings, Inc.; prior to 1998, Chairman of the Board, AT&T
                                            Capital Corporation; prior to 1997, Chairman of the Board
                                            and Chief Executive Officer, AT&T Capital Corporation.
Charles O. Wood, III.....  63      1988     President, Wood Holdings, Inc., a private investment firm;
                                            Director, Boston Private Financial Holdings, Inc.

     Each nominee for director listed above has been employed in the capacity noted for more than five years, except as indicated. There are no family relationships among any of the above-named nominees for director.

BOARD OF DIRECTORS

     The Company's Board of Directors held five meetings during the 2001 fiscal year. During that time, each director attended at least 75% of the aggregate of
(i) the number of meetings of the Board of Directors and (ii) the number of meetings held by all committees of the Board of Directors on which he served.

     The Board of Directors has five committees: Audit, Compensation, Directors and Corporate Governance, Executive and Finance to devote attention to specific subjects and to assist the Board of Directors in the discharge of its responsibilities. All committees other than the Executive Committee are composed of non-employee directors. The functions of the committees are described in the Company's Principles of Corporate Governance, a copy of which is attached as Appendix A to this Proxy Statement.

     The Audit Committee, currently consisting of Messrs. Kempton, Mezera, Stark and Wood (Chairman), who are all "independent" as defined in the New York Stock Exchange listing standards, met three times during the 2001 fiscal year. A copy of the Audit Committee Charter is attached as Appendix B to this Proxy Statement.

     The Compensation Committee, currently consisting of Messrs. Armes, Kempton, Rabinowitz (Chairman) and Wajnert, held three meetings during the 2001 fiscal year.

     The Directors and Corporate Governance Committee, currently consisting of Messrs. Mezera, Rabinowitz, Wajnert (Chairman) and Wood, held two meetings during the 2001 fiscal year.

     The Executive Committee currently consists of Messrs. Lasky, Rabinowitz, Wajnert, and Wood. The Executive Committee held no meetings during the 2001 fiscal year.

     The Finance Committee, currently consisting of Messrs. Armes, Mezera, Rabinowitz (Chairman), Wajnert and Wood, held three meetings during the 2001 fiscal year.

     Directors, who are not employees of the Company, receive compensation for their services as directors. Each such director currently receives a $25,000 annual retainer and each committee chairman a $5,000 annual retainer for service as a committee chairman. In addition, each such director receives $1,500 and $1,000, respectively, for each Board of Directors meeting and each committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings and for other services rendered as a director. Directors, who are employees of the Company, do not receive additional compensation for services as a director.

     The JLG Industries, Inc. Directors Stock Option Plan provides for annual grants to each non-employee director of an option to purchase 6,000 shares of the Company's Capital Stock provided the Company earned a net profit, before extraordinary items, for the preceding year.

     The Company has a Directors' Deferred Compensation Plan which entitles each eligible director to defer the receipt of fees payable for services as a director. Any director, who is not an employee of the Company, is eligible to participate in the plan. Mr. Mezera elected to participate in the plan during fiscal 2001. Payments deferred under the plan are credited with an investment rate of return based upon investment indices available under the plan as selected by the participant.

     Director nominations, other than those by or at the direction of the Board of Directors, may be made pursuant to written notice received by the Secretary of the Company at 1 JLG Drive, McConnellsburg, PA 17233 no later than ninety days prior to the anniversary date of the previous year's annual meeting. Such notice must be accompanied by written statements signed by each person so nominated setting forth all information in respect of such person that would be required by Rule 14a-3 promulgated by the Securities and Exchange Commission if such person had been nominated by the Board of Directors and stating that such person consents to such nomination and consents to serve as director of the Company if elected.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the Securities Exchange Act of 1934 require that the Company disclose late filings of reports of stock ownership, or changes in ownership, by its directors, officers, and 10% stockholders. Based on its review of the copies of forms it received, or written representations from reporting persons that they were not required to file a Form 5, the Company believes that, during fiscal 2001, all reports required under Section 16(a) of the Securities Exchange Act for its directors, officers, and 10% stockholders were filed on a timely basis, except that Mr. Wood filed a late report of disposition of securities.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table shows the number of shares of the Company's Capital Stock beneficially owned on September 1, 2001 by each director-nominee, each named executive officer, and all current directors and executive officers as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.

                                                                 AMOUNT AND NATURE OF
                                                                 BENEFICIAL OWNERSHIP
                                                     ---------------------------------------------
NAME OF PERSON                                       CURRENTLY        ACQUIRABLE        PERCENT OF
OR GROUP (1)                                         OWNED (2)      WITHIN 60 DAYS      CLASS (3)
------------                                         ---------      --------------      ----------
William M. Lasky...................................    115,063          122,333             --
Charles O. Wood, III...............................     45,000(4)        90,000             --
James H. Woodward, Jr..............................     42,200               --             --
George R. Kempton..................................     42,000           54,000             --
Thomas D. Singer...................................     39,078           31,108             --
James A. Mezera....................................     37,000           42,000             --
Craig E. Paylor....................................     35,077           32,205             --
Peter L. Bonafede, Jr..............................     25,127           20,699             --
Stephen Rabinowitz.................................     17,000           71,064             --
Thomas C. Wajnert..................................     11,600           42,000             --
Barry L. Phillips..................................      5,000           35,665             --
Raymond C. Stark...................................      1,000            1,167             --
Roy V. Armes.......................................        350            1,167             --
All directors and executive officers as a group (13
  persons).........................................    415,495          543,408            2.2%

---------------

(1) The address of each of the named persons is in care of JLG Industries, Inc., 1 JLG Drive, McConnellsburg, PA 17233.

(2) Each person listed has advised the Company that, except as otherwise indicated, such person has sole voting and sole investment power with respect to the shares indicated, except for certain shares as follows where each person has voting but not investment power: Mr. Lasky, 92,300; Mr. Woodward, 42,200; Mr. Singer, 38,849; Mr. Paylor, 35,324; Mr. Bonafede, 18,440; Mr. Phillips, 5,000; and all directors and executive officers as a group, 232,113.

(3) Percentages are not shown where less than 1.0%.

(4) Includes 10,000 shares owned by a family trust.

     The following table sets forth the name and address of each shareholder known to the Company to be beneficial owner of more than five percent of the outstanding shares of the Company's Capital Stock.

                                                               AMOUNT AND NATURE
                                                                       OF            PERCENT OF
NAME AND ADDRESS                                              BENEFICIAL OWNERSHIP     CLASS
----------------                                              --------------------   ----------
Westport Asset Management...................................       2,628,000(1)         6.3%
253 Riverside Avenue
Westport, Connecticut 06880
Ingalls & Snyder LLC........................................       2,376,998(1)         5.6%
61 Broadway
31st Floor
New York, New York 10006

---------------

(1) As of August 17, 2001, based on information supplied to the Company by Westport Asset Management and Ingalls & Snyder LLC.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation programs are designed to retain or attract qualified executives to develop and manage implementation of the Company's business plans and to provide appropriate incentives, based principally on objective criteria, that link compensation to individual and Company performance. The Compensation Committee, which is composed entirely of non-employee directors, reviews executive compensation levels annually and recommends for Board consideration an annual compensation package for each executive officer comprised of base salary and target cash bonus pursuant to the Company's Management Incentive Plan. The target cash bonuses are awarded on the basis of individual performance objectives and the Company's achieving targeted levels of earnings per share and other performance objectives. The Committee also determines annually for each executive officer appropriate levels of stock options or other stock-based awards under the Company's Stock Incentive Plan and confers discretion upon the Chief Executive Officer to award additional stock based awards to officers and key employees out of a limited pool of shares fixed annually by the Committee. In granting stock options, the Committee considers the expected value of such awards based on the Black-Scholes valuation method. The Committee believes the stock-based awards provide incentives for executive management to promote intermediate-term and long-term shareholder value.

     Total compensation available in the combined package for each executive officer will generally be set based on the Company's financial condition, performance objectives correlated to the Company's annual business plan and comparisons to the preceding year's package. The Committee also evaluates compensation levels for comparable positions reflected in survey data provided by the Committee's independent compensation consultant. The consultant seeks to compile survey data drawn from a broad group of industrial companies of roughly comparable revenue size, with roughly comparable officer positions and responsibilities. In considering all of these factors, the Committee seeks to set base salaries generally equivalent to median levels reflected in the survey data. In setting performance-based compensation, the Committee seeks to provide Company executives with the opportunity to earn total compensation generally at or exceeding the 75th percentile levels reflected in the survey data. As a secondary comparative measure for Chief Executive Officer compensation, the Committee examines compensation practices of a selected group of capital equipment manufacturers. However, the Committee believes that the market for skilled senior management is not limited to capital equipment manufacturers and that a broad industry comparison offers a better basis for evaluating competitive compensation levels than comparison to executive compensation paid by firms included in either the selected group of capital equipment manufacturers examined by the Committee or the Peer Industry Group identified in the Performance Graph included in this Proxy Statement.

COMPENSATION FOR FISCAL YEAR 2001

     Compensation available for the Company's executive officers for fiscal year 2001 consisted of a base salary and opportunity to earn a year-end cash bonus. The Committee also awarded stock options and restricted shares under the Company's Stock Incentive Plan. The Chief Executive Officer also awarded bonus shares and restricted shares in the exercise of his discretionary authority conferred by the Committee.

     With salary increases at the outset of fiscal 2001, base salary competitiveness improved compared to prior years, but a majority of officer positions remained below the median of survey data provided by the Committee's compensation consultant.

     For fiscal 2001 the Committee established under the Management Incentive Plan a cash bonus matrix based on various levels of projected fiscal 2001 earnings per share (EPS). The Company's earnings of $1.04 per share in fiscal 2001 did not reach the Management Incentive Plan's EPS threshold level and, accordingly, the Company paid no bonuses under the Management Incentive Plan. This resulted in total cash compensation below the 50th percentile of compensation survey data for most officers.

     For fiscal 2001, the Committee also awarded a blend of stock options and restricted shares that provide intermediate and long-term incentives and that offer opportunities for officers to earn total direct compensation generally between the 65th and 75th percentile levels reflected in survey data. The aggregate quantitative value of the stock based awards was determined on a basis similar to prior years, with 60% of the quantitative value allocated to stock options and 40% allocated to restricted shares.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee believes that during his first year as CEO Mr. Lasky demonstrated sound leadership strengthening the Company through a challenging economic environment.

     Upon promotion to chief executive in September 2000, the Committee recommended and the Board approved an increase in Mr. Lasky's annual salary from $400,000 to $450,000, which was between the 25th and 50th percentile level reflected in survey data. As noted above, fiscal 2001 EPS fell short of the threshold level under the Management Incentive Plan resulting in no bonus being awarded to Mr. Lasky. Accordingly, Mr. Lasky's total cash compensation for fiscal 2001, comprised of just his salary, fell below the 25th percentile of survey data.

     In considering intermediate and long-term incentives, for fiscal 2001, the Committee awarded Mr. Lasky 69,300 restricted shares and options to acquire 155,300 shares of Common Stock. The restricted shares vest at the end of five years subject to Mr. Lasky's continued employment with the Company, with certain performance-based vesting opportunities prior to the end of the fifth year. The options have an exercise price equal to the average of the high and low trading prices on the grant date and vest ratably over each of the next three years subject to Mr. Lasky's continued employment.

DISCUSSION OF CORPORATE TAX DEDUCTION FOR COMPENSATION IN EXCESS OF $1 MILLION A YEAR

     Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), precludes a public corporation from taking a tax deduction in any year for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. The $1 million annual deduction limit does not apply, however, to "performance-based compensation" as that term is defined in Code Section 162(m)(4)(C) and regulations promulgated thereunder. Compensation deferred by an executive under a qualifying deferred compensation program also is not subject to the $1 million annual deduction limit if the compensation is paid after the individual ceases to be an executive officer.

     Compensation in respect of stock options granted under the Stock Incentive Plan qualifies as "performance-based compensation." As a result, in fiscal 2001 no executive received non-performance-based compensation exceeding $1 million and the Committee does not expect any executive to receive any such excess compensation in fiscal 2002.

     This report is submitted by the Compensation Committee of the Board of Directors.

                                          Stephen Rabinowitz (Chairman)
                                          Roy V. Armes
                                          George R. Kempton
                                          Thomas C. Wajnert

     The following tables and narrative identify the Company's executive officers and set forth compensation information for the Company's Chief Executive Officer and its four most highly compensated executive officers (the "Named Executive Officers") as of the end of the 2001 fiscal year.

SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                    ANNUAL COMPENSATION                                 AWARDS
                                 --------------------------                     -----------------------
                                                                   OTHER         RESTRICTED
NAME, AGE AND                                                     ANNUAL           STOCK                     ALL OTHER
PRINCIPAL POSITION               YEAR    SALARY    BONUS(1)   COMPENSATION(2)    AWARDS(3)     OPTIONS    COMPENSATION(4)
------------------               ----    ------    --------   ---------------   ------------   --------   ---------------
William M. Lasky, 54 (5)         2001   $445,272         --            --         $746,361      155,300      $ 68,804
  Chairman of the Board,         2000    250,000   $381,169            --          468,648      303,800        12,370
  President and Chief Executive
  Officer
James H. Woodward, Jr., 48 (6)   2001    275,880    115,000            --          292,944      104,500           899
  Senior Vice President and
  Chief Financial Officer
Barry L. Phillips, 60 (7)        2001    285,928         --            --               --       69,300            --
  President and Chief            2000    285,848    123,465            --           50,940       50,000         3,752
  Executive Officer,             1999     41,468         --            --               --           --            97
  Gradall Industries, Inc.
Thomas D. Singer, 49 (8)         2001    205,008         --            --          143,241       29,800        36,694
  Senior Vice President,
  General Counsel and Secretary
Peter L. Bonafede, Jr., 51 (9)   2001    200,016         --            --          140,010       29,100        34,567
  Senior Vice President
  Manufacturing
Craig E. Paylor, 45 (10)         2001    200,016         --            --          140,010       29,100        77,886
  Senior Vice President,         2000    190,008    135,894            --           65,876       21,300        26,949
  Sales and Market Development
L. David Black, 64 (11)          2001    267,504    187,253            --               --           --       113,437
  Retired Chairman of the        2000    500,016    374,985            --               --      168,800       150,785
  Board                          1999    440,016    714,846            --          100,620      100,000       100,059

---------------

 (1) Reflects bonuses earned during the fiscal year, but paid during the following fiscal year.

 (2) Excludes the value of perquisites and other personal benefits. The incremental cost to the Company of providing such perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of annual salary and bonus for any of the Named Executive Officers.

 (3) The 2001 shares were granted on August 14, 2000 and July 24, 2001. The former shares vest in three equal installments beginning one year following the date of grant. The latter shares vest in five years with the exceptions that i) if the share price of the Company's Capital Stock averages $16 per share for twenty consecutive trading days, then 50% of the grant vests and
     ii) if the share price of the Company's Capital Stock averages $20 per share for twenty consecutive trading days, then the remaining 50% of the grant vests. Dividends are payable to the Named Executive Officers on the restricted shares. Total restricted shares held and the aggregate market value at July 31, 2001 for the Named Executive Officers were as follows:
     Mr. Lasky, 92,300 shares valued at $1,042,990; Mr. Woodward, 42,200 shares valued at $476,860; Mr. Phillips, 5,000 shares valued at $56,500; Mr. Singer, 24,781 shares valued at $280,025; Mr. Bonafede, 18,440 shares valued at $208,372; and Mr. Paylor, 23,098 shares valued at $261,007.

 (4) Includes payments pursuant to the Company's Supplemental Medical Care Reimbursement Plan for its Named Executive Officers to reimburse medical expenses incurred by them or their dependents and not paid by other employee benefit plans (Mr. Lasky $1,500; Mr. Woodward $899; Mr. Singer $3,153; Mr. Bonafede $1,073; Mr. Paylor $2,718; and Mr. Black $1,633);
     payments pursuant to the Company's

     Annual Physical Examination Plan (Mr. Black $2,182); contributions to the Company's discretionary, defined contribution retirement plan (Mr. Lasky $13,190; Mr. Singer $20,178; Mr. Bonafede $17,560; Mr. Paylor $21,053; and
     Mr. Black $17,839); and contributions pursuant to the Company's Executive Deferred Compensation Plan (Mr. Lasky $54,114; Mr. Singer $16,363; Mr. Bonafede $15,933; Mr. Paylor $54,114; and Mr. Black $91,782).

 (5) Mr. Lasky commenced employment with the Company on December 1, 1999.

 (6) Mr. Woodward commenced employment with the Company on August 7, 2000.

 (7) Mr. Phillips commenced employment with the Company on June 16, 1999.

 (8) Mr. Singer became an executive officer in November 2000.

 (9) Mr. Bonafede commenced employment with the Company on February 22, 1999.

(10) Mr. Paylor became an executive officer in August 1999.

(11) Mr. Black served as Chief Executive Officer during a portion of fiscal
     2001.

STOCK OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                             ---------------------------------------         POTENTIAL REALIZABLE VALUE AT
                                           % OF TOTAL                     ASSUMED ANNUAL RATES OF STOCK PRICE
                                            OPTIONS                         APPRECIATION FOR OPTION TERM(3)
                              OPTIONS/     GRANTED TO    EXERCISE OR   -----------------------------------------
                               SAR'S      EMPLOYEES IN   BASE PRICE      EXPIRATION
NAME                         GRANTED(1)   FISCAL YEAR     PER SHARE        DATE(2)           5%          10%
----                         ----------   ------------   -----------   ---------------   ----------   ----------
William M. Lasky...........   155,300          12%         $10.91        July 24, 2011   $1,164,208   $2,857,410
James H. Woodward, Jr......    61,000           5           10.91        July 24, 2011      457,287    1,122,357
James H. Woodward, Jr......    43,500           3            9.97      August 14, 2010      326,098      800,369
Barry L. Phillips..........    69,300           5           10.91        July 24, 2011      519,508    1,275,071
Thomas D. Singer...........    29,800           2           10.91        July 24, 2011      223,396      548,299
Peter L. Bonafede, Jr......    29,100           2           10.91        July 24, 2011      218,148      535,419
Craig E. Paylor............    29,100           2           10.91        July 24, 2011      218,148      535,419

---------------

(1) Consists solely of options to purchase shares of Capital Stock.

(2) Options become exercisable in equal amounts over a three year period beginning August 14, 2001 and July 24, 2002. To the extent not already exercisable, the options generally become exercisable upon a change in control. A change in control means either (i) any person or group becomes the beneficial owner of 25% or more of the voting power of the Company's Capital Stock; or (ii) the election within a twelve-month period of three or more directors whose election is not approved by the majority of the Board of Directors; or (iii) the incumbent directors cease to be a majority of the Board of Directors.

(3) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation in the market price of the Capital Stock over the terms of the options. The potential realizable value to all shareholders using the specified 5% and 10% rates of appreciation and the outstanding shares at July 31, 2001 would be $315,932,820 and $775,419,504, respectively. The Company's use of these hypothetical appreciation rates specified by the Securities and Exchange Commission should not be construed as an endorsement of the accuracy of this method of valuing options. The value realized by the holders of the options will depend upon the actual performance of the Capital Stock over the term of the options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

                                                                   NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                                                        YEAR END(1)              AT FISCAL YEAR END(2)
                             SHARES ACQUIRED       VALUE        ---------------------------   ---------------------------
NAME                           ON EXERCISE        REALIZED      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         ---------------   --------------   -----------   -------------   -----------   -------------
William M. Lasky...........           --               --         101,750       1357,350      $1,266,558     $4,207,588
James H. Woodward, Jr......           --               --              --        104,500              --      1,099,205
Barry L. Phillips..........           --               --          35,665        117,135         579,015      1,418,563
Thomas D. Singer...........           --               --          24,441         40,634         376,832        465,600
Peter L. Bonafede, Jr......           --               --          20,699         53,801         322,534        636,411
Craig E. Paylor............           --               --          32,205         47,300         501,821        551,367
L. David Black.............           --               --         839,914             --       7,473,100             --

---------------

(1) The Company does not have any outstanding stock appreciation rights.

(2) Value is calculated based on the difference between the option exercise price and the closing market price of the Company's Capital Stock on July 31, 2001, multiplied by the number of shares underlying the option. The calculation omits options where the exercise price exceeds the closing market price.

COMPENSATION PURSUANT TO PLANS

     The Company maintains separate benefit plans for employees of the Company and Gradall Industries, Inc. The following describe the Company's plans and related benefits.

     The Company maintains a non-qualified defined benefit plan that provides for payments, following retirement or in other specified circumstances, equal to the average of the officer's base salary plus cash bonus for the two calendar years in which the sum is the highest, multiplied by 65% for Mr. Lasky, 60% for Mr. Woodward and 55% for Messrs. Singer, Bonafede and Paylor; offset, however, by the actuarial equivalent of benefits provided to the officer in conjunction with the Company's contribution to other employer sponsored retirement plans, the actuarial equivalent of retirement benefits provided by previous employers of the officer; and 50% of the officer's social security benefit. The retirement benefit is payable in the form of a ten year certain life annuity, with options for a joint and survivor annuity and an actuarial equivalent lump sum payout. The officer may elect to receive a reduced retirement benefit in the case of early retirement. The plan provides for 25% vesting per year after two years of service, with full vesting after five years of service. Based on their annual compensation through the end of the Company's 2001 fiscal year, with the benefits identified in the plan and assuming normal retirement age has been attained or retirement dates are announced, the named executive officers would be entitled to projected annual payments under the plan as follows: Mr. Lasky, $377,860; Mr. Woodward, $344,454; Mr. Singer, $58,504; Mr. Bonafede, $194,325;
and Mr. Paylor, $19,134. The Company also provides a separate retiree medical plan for the officers, together with their spouse and eligible dependents.

     The Company has an executive deferred compensation plan that allows officers to defer all or a portion of their base salary and/or cash bonus. Provided that the officer elects to defer some portion of his base salary and/or cash bonus, the Company will contribute to the officer's account an amount equal to the amount that would have been contributed by the Company to the account in the Company's Employees' Retirement Savings Plan in the form of matching and profit sharing contributions, but for the various limitations in the Code. Payments deferred and contributions received under the plan are credited with an investment rate of return based upon investment indices available under the plan as selected by the participant.

     The Company also maintains an executive severance plan which will provide a severance benefit of two times the aggregate of base salary and cash bonus for Mr. Lasky and one times the aggregate of base salary and cash bonus for Messrs. Woodward, Singer, and Paylor, with base salary and cash bonus being the amounts paid the officer for the final twelve calendar months of employment. The agreement with Mr. Woodward expires in August 2002. The severance benefit is payable in the form of a lump sum upon involuntary termination of employment by the Company, unless the termination is for one of the specified reasons which includes disloyalty or conviction of a felony. The severance benefit is also payable in certain other circumstances in connection with a change of control and will be adjusted to gross-up for any excise tax applicable to compensation in excess of limits presented in Section 280G of the Code. No severance benefit is payable if the officer is entitled to a retirement benefit under the supplemental executive retirement plan, except in connection with a change of control. The severance benefit includes continuation of Company provided life and medical insurance in the event of a change in control.

     Mr. Phillips is employed by a wholly owned subsidiary of the Company, Gradall Industries, Inc., and the following plans and associated benefits apply to him.

     Under The Gradall Company Employees' Retirement Plan (the "Retirement Plan"), benefits are payable to all eligible employees of Gradall, other than employees who participate in a separate retirement plan for bargaining unit employees. The Retirement Plan provides a benefit, based upon years of service with Gradall since October 1983, and upon final average base compensation for the five highest consecutive calendar years of the ten years preceding retirement. The benefits under the Retirement Plan are not subject to any deduction for Social Security or other amounts. Under terms of the Retirement Plan, Mr. Phillips is entitled to receive annual payments of $59,760 at age 65. Gradall has also adopted a non-qualified supplemental retirement plan for certain officers and key employees (the "Restoration Plan"). The Restoration Plan provides an additional benefit to participants retiring before age 65, and is intended to minimize the effect of revised actuarial reduction factors utilized in calculating normal benefits under certain provisions of the Code and the Employee Retirement Income Security Act of 1974.

     In May 1999, Gradall entered into an amended and restated employment agreement with Mr. Phillips that provides for the continuation of his employment as President and Chief Executive Officer at an annual salary of $260,000. Mr. Phillips' salary may be increased from time to time at the discretion of the Company's Compensation Committee. The term of the agreement is for a period of three years expiring in May 2002. If Gradall dismisses Mr. Phillips or he resigns, Gradall is required to continue to make all payments due thereunder and Mr. Phillips is entitled to all benefits offered by Gradall to any of its executive officers. In the event that Gradall experiences a change of control (as defined in the employment agreement) the term of the employment agreement is extended for a period of three years from the date on which such change of control occurs (the "Continuation Term"). If Gradall terminates the agreement prior to the occurrence of a change of control, for any reason other than "for cause," death or disability, Gradall is required to continue to make all payments due thereunder. If amounts to be received by Mr. Phillips in connection with a termination of his employment following a change of control will be subject to the excise tax provided by Section 4999 of the Internal Revenue Code (the "Excise Tax"), (i) the payments will be reduced to the maximum amount of payments which could be made without imposition of the Excise Tax (the "Safe Harbor Amount"), if within 115% of the Safe Harbor Amount or (ii) if the payments equal or exceed 115% of the Safe Harbor Amount, Gradall is required to pay Mr. Phillips an additional amount to offset any Excise Tax on the Total Payments (the "Gross-Up Payment") and any federal, state and local income and employment taxes and the Excise Tax upon the Gross-Up Payment.

     Gradall maintains a Supplemental Executive Retirement Plan (the "SERP") for the benefit of certain key employees of Gradall, including Mr. Phillips. Pursuant to the terms of the SERP, participants may elect to defer all or any portion of their compensation and contribute such deferral to the SERP. All participant deferrals are immediately and fully vested. Gradall may make contributions to the SERP at the discretion of the Board of Directors. Gradall's contributions are 50% vested after the participant reaches age 55 and are fully vested once the participant reaches age 60. In addition, Company contributions fully vest upon the death or disability of the participant or in the event of a change of control of Gradall. If a participant's employment is terminated "for cause," all Company contributions allocated to such participant's account are forfeited. All amounts contributed to the SERP, whether as a result of Company contributions or participant deferrals have been used to purchase whole life insurance policies on the life of the participant. As of July 31, 2001, life insurance policies purchased under the SERP included policies on the life of Mr. Phillips in the aggregate face amount of $174,133. Upon the death of the insured, the entire proceeds of the policy will be paid to insured's designated beneficiary. The insured is entitled to receive the policy upon the termination of his employment as a result of disability or retirement after age 60.

     Effective July 1989, Gradall entered into a Deferred Compensation Agreement with Mr. Phillips. Pursuant to this agreement, upon the termination of Mr. Phillips' employment with Gradall at any time after age 65, Gradall will pay to Mr. Phillips or his designated beneficiary in the event of his death, the sum of $78,687 per year for fifteen years. Upon the death of Mr. Phillips while employed by Gradall, Mr. Phillips' designated beneficiary is entitled to receive the death benefit payable under a life insurance policy in the face amount of $125,000. Upon termination of employment as a result of disability, Mr. Phillips has the option of receiving the net cash surrender value of this policy or an assignment of the policy. Gradall pays all premiums due under this policy.

     Gradall has entered into a Split-Dollar Life Insurance Agreement with Mr. Phillips with respect to an insurance policy on the life of Mr. Phillips with a death benefit of $500,000. Pursuant to the terms of the agreement, Mr. Phillips pays the portion of the premium attributable to the PS-58 cost of the policy, funded by an off-setting bonus from the Company, and the Company pays the balance of the premium. Upon the death of Mr. Phillips or the cancellation of the policy, the Company is entitled to receive the premiums it has paid under the policy and a portion of the cash value of the policy. The balance of the policy proceeds will be paid to Mr. Phillips or his designated beneficiary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Management established guidelines that require individuals in key management positions in the Company to own significant amounts of Capital Stock. The guidelines are designed to encourage growth in shareholder value by increasing the alignment between executives' risks and rewards and the Company's total shareholder return. To assist employees in purchasing Capital Stock to comply with guidelines, interest-bearing loans are available from the Company at the Applicable Federal Rates as published monthly by the Internal Revenue Service. Each loan is with full recourse to the borrower. Any bonus payable to the maker of the loan shall be applied to the then current balance due. The amounts of remaining payments, if any, shall be recalculated based on the remaining principal balance.

     Three of the Company's executive officers obtained loans to finance the purchase of Company Stock to comply with the guidelines. The largest amounts outstanding under these loans during Fiscal 2001 were: Mr. Lasky, $85,520; Mr. Bonafede $50,940; and Mr. Paylor, $76,746. These loans were paid in full in September 2000.

PERFORMANCE GRAPH

     The following graph compares the cumulative return on the Company's Capital Stock over the past five years with the cumulative total return on shares of companies comprising Standard & Poor's 500 Stock and Diversified Machinery Group indices. Cumulative total return is measured assuming an initial investment of $100 on July 31, 1996 and the reinvestment of all dividends paid.

                                                S&P DIVERSIFIED MACHINERY
                                                          GROUP                      S&P 500                       JLG
                                                -------------------------            -------                       ---
1996                                                     100.00                      100.00                      100.00
1997                                                     162.43                      152.14                       59.86
1998                                                     134.31                      181.48                       83.99
1999                                                     157.34                      218.14                      108.18
2000                                                     125.02                      237.72                       55.46
2001                                                     150.92                      203.66                       61.71

                                   PROPOSAL 2
                       SELECTION OF INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP served as the Company's independent auditors throughout fiscal year 2001 and the Board of Directors, on the recommendation of the Audit Committee, has selected the firm as the Company's independent auditors for fiscal 2002. The Board of Directors recommends ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year 2002. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions. If the selection is not ratified, the Board of Directors will reconsider its action.

                             AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended July 31, 2001, with management and Ernst & Young LLP, the Company's independent auditors. Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP their independence, including considering the compatibility of non-audit services provided by Ernst & Young LLP with their independence. Based on the Audit Committee's review and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2001 for filing with the Securities and Exchange Commission.

                                          Charles O. Wood, III (Chairman)
                                          George R. Kempton
                                          James A. Mezera
                                          Raymond C. Stark

                       DISCLOSURE OF AUDIT AND OTHER FEES

AUDIT FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended July 31, 2001 and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were $249,983.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by Ernst & Young LLP for professional services relating to financial information systems design and implementation rendered during the fiscal year ended July 31, 2001.

ALL OTHER FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered during the fiscal year ended July 31, 2001 other than as stated above under the captions Audit Fees and Financial Information Systems Design and Implementation Fees were $1,195,576, which consisted of $910,162 and $285,414 for tax and other services, respectively.

                              VOTING INSTRUCTIONS

     The matters set forth in the Notice of Annual Meeting will be voted upon in the order in which they are listed in the Notice. The proxy form accompanying this Proxy Statement provides boxes by means of which shareholders executing the proxy forms may vote for or withhold a vote on the election of all or any of Board of Director's nominees for election as directors. Each of the nominees has consented to serve as a director and the Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected. Should any of the nominees cease to be available for election before the Annual Meeting, the proxy will, unless authority to vote has been withheld by the person giving the proxy, be voted for a substitute nominee designated by the Board of Directors. A majority of the shares entitled to vote and either present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality and the eight nominees who receive the most votes will be elected. Each other matter submitted for shareholder approval shall be approved upon the affirmative vote of a majority of the votes cast by shareholders entitled to vote and either present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes on any matter submitted to the shareholders for approval will be counted in determining whether a quorum has been reached, but will be excluded entirely from the vote and will not effect the vote. Broker non-votes as to any matter are shares held by nominees which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2002 Annual Meeting must have been received in writing by the Company before June 12, 2002 in order to be considered for inclusion in the Company's proxy materials relating to that meeting. For any proposal that is not submitted for inclusion in next year's Proxy Statement, but is instead sought to be presented directly at the 2002 Annual Meeting, SEC rules will permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on August 26, 2002, and advises share owners in the 2002 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on August 26, 2002. Shareholder proposals or notices of intention to present proposals at the 2002 Annual Meeting should be addressed to Secretary, JLG Industries, Inc. 1 JLG Drive, McConnellsburg, Pennsylvania 17233.

                                 OTHER BUSINESS

     The Board of Directors of the Company knows of no other matter that is to be presented for action at the Annual Meeting other than those listed as items 1 through 2 in the Notice of Annual Meeting. As to any other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.

                                          By order of the Board of Directors,

                                          /s/ THOMAS D. SINGER
                                          Thomas D. Singer
                                          Secretary

October 2, 2001

                                   APPENDIX A
                       PRINCIPLES OF CORPORATE GOVERNANCE

     The Board of Directors is responsible for ensuring that JLG is managed in a manner that serves the best interests of the Company. In so doing the Board may consider the effects of any Board action upon any or all affected groups including, shareholders, employees, suppliers, customers and creditors of the Company; however the Board is accountable only to the Company's shareholders. Accordingly, the Board believes that the Company's primary purpose is to build long-term shareholder value.

     Cognizant of the role that effective corporate governance plays in promoting shareholder value, the Board has adopted the following principles of corporate governance as a public statement of certain guidelines that the Board follows in carrying out its responsibilities. This set of principles does not reflect any significant change in policy or practice of the Board. Rather it generally memorializes JLG Board practices that have evolved into place over the past decade. By adopting these principles, the Board does not expect this evolution to cease. Like all other aspects of the Company's business, the Board is committed to a process of continuous improvement that will require periodic reexamination and possibly modification of these principles.

I.  BOARD MEMBERSHIP

     1. Annual Election. Every director shall be subject to annual election. Annual director nominations shall be reviewed by the Directors and Corporate Governance Committee, and upon its recommendation, by the Board of Directors.

     2. Qualifications for Director Candidates. In addition to the procedural qualifications for director candidates set forth in the Company's bylaws, director candidates generally should be selected for their abilities and experience in leadership and general business management. It is desirable for the Board to be comprised of directors with a diversity of skills and backgrounds as well as particular expertise in various disciplines including accounting or finance, marketing, manufacturing, engineering, and international markets. In selecting director candidates, the Board will seek to balance continuity in the Company's operations with the need to ensure the Board is open to new ideas and able to critically re-examine the status quo.

     3. Independent directors. A substantial majority of the Board shall be comprised of independent directors. While the Board will take appropriate steps to comply with director independence requirements of the New York Stock Exchange and other regulatory requirements, for this purpose the Board defines "independent director" as a director who is not a current or former Company employee and who is free from any relationship with the Company that would interfere with the director's exercise of independent judgment regarding Company affairs.

     4. Interest in JLG. Directors are required to own at least 1,000 JLG shares, provided that directors nominated for election by the Board may fulfill this requirement within 18 months of their initial nomination. In addition to this requirement, directors are encouraged to own a greater number of shares under separate ownership guidelines (See Principle V.3. below).

     5. Ineligibility. Retired or former executive officers of the Company, particularly retired CEOs, generally shall not be eligible to serve as directors.

     6. Interlocking directorships not permitted. Interlocking directorships will not be allowed, except in the case of a joint venture.

     7. Service on Other Boards. The Board believes that director service on other business corporation boards lends valuable experiences and perspective to the Company. The capacity of any single director to satisfy multiple commitments including service to the Company varies among directors and cannot be measured by arbitrary limits on other board service. However, each Board member is expected to ensure that all current and planned future commitments, including service on business corporation boards, non-profit boards or service organizations, do not materially interfere with his or her service as a director of the Company.

     8. Director Resignation for Change in Circumstances. Directors are required to inform the Chairman of the Board of retirement or any material change in present job responsibilities and offer resignation from Board service. The Directors and Corporate Governance Committee shall consider such circumstances and determine the appropriateness of continued service by such directors.

     9. Mandatory Retirement Age; Term Limits. The Board believes that director age or term limits are arbitrary and not necessarily indicative of the ability of a person to provide valuable service as a director. Age or duration of service may be a factor in a decision to decline director nomination to the extent that either impairs a director's ability to provide vigorous service or independent judgment.

II.  BOARD COMMITTEES AND OPERATIONS

     1. Board positions. Following consideration and recommendation by the Directors and Corporate Governance Committee, the Board will select the Chairman of the Board and members of each Board Committee. Generally Committee members will select from among their ranks a Committee Chairman. The Board favors periodic rotations of committee members and chairmen to ensure that committees are infused with fresh perspectives.

     2. Committee Membership. The Audit, Compensation, Finance and Directors and Corporate Governance Committees will consist entirely of independent directors, but the Chairman of the Board shall serve as an ex officio member of all committees.

     3. Audit Committee. The Audit Committee functions include recommending the selection of independent auditors; conferring with the independent auditors and reviewing the scope and fees of the annual audit and the results thereof; reviewing the Company's annual report to shareholders and periodic filings with the Securities and Exchange Commission; reviewing the adequacy of the Company's internal audit function, as well as the accounting and financial controls and procedures; and approving the nature and scope of non-audit services performed by the independent auditors.

     4. Directors and Corporate Governance Committee. The Directors and Corporate Governance Committee is responsible for identifying and recommending to the Board appropriate areas of expertise to be represented on the Board; identifying qualified candidates to fill Board positions; reviewing and recommending the slate of directors to be submitted for election by the shareholders at each annual meeting; reviewing any shareholder nominations of directors to determine whether they comply with substantive and procedural requirements; recommending to the Board staffing of committees and reviewing the scope of each committee's responsibilities; reviewing shareholder proposals for inclusion in the Company's proxy materials and determining whether they comply with substantive and procedural requirements; recommending to the Board appropriate levels of director compensation and compensation programs; reviewing and advising the Board regarding management succession plans; and evaluating the performance of the Board and current directors.

     5. Compensation Committee. The Compensation Committee principally evaluates the performance of the Chief Executive Officer; reviews his evaluation of the other officers' performance; recommends compensation arrangements for all officers of the Company, including salaries, bonuses and other supplemental compensation programs; administers the Company's Stock Incentive Plan; and reviews all other officer-related benefit plans and management development programs.

     6. Finance Committee. The Finance Committee is principally responsible for overseeing the Company's capital, finance and investment policies, objectives and transactions. Within this oversight role, the Committee exercises the full powers and authority of the Board except for certain categories of transactions with respect to which the Committee's role is limited to reviewing and making recommendations to the Board.

     7. Executive Committee. The Executive Committee is comprised of the Chairmen of each of the Audit, Compensation, Finance and Directors and Corporate Governance Committees and the Company's Chairman of the Board and President and Chief Executive Officer. The Executive Committee may exercise all of the powers of the Board of Directors except as prohibited by applicable law. The Executive Committee's purpose is to permit Board action in unusual circumstances such as during the unavailability of a quorum. The Executive Committee has not met or taken any action since 1993.

     8. Committee Reporting. All committees report their deliberations, recommendations and actions to the full Board during the Board meeting next following the applicable committee action.

     9. Lead Director. The Board has not appointed a single "lead director." The Board believes its members collaborate well and welcomes the initiative of any director on any issue that a director perceives to require Board attention. More generally the Board looks to the Chairmen of each of the Audit, Compensation, Finance and Directors and Corporate Governance Committees to lead Board consideration of any specific matters within the jurisdiction of the applicable committee.

     10. Executive Session. During each Board meeting, independent directors have an opportunity to meet in executive session without the presence of Company officers, including inside directors.

III.  BOARD PERFORMANCE

     1. Performance Criteria. The Board will develop performance criteria, not only for itself acting as a collective body, but also expectations for its individual directors. These criteria will include prompt attendance, thorough preparedness, participation, and candor.

     2. Attendance. Directors are strongly encouraged to attend all Board and Committee meetings in person and disclose their reasons for all absences or conference call substitutions. The Company will disclose director attendance figures for Board and Committee meetings to shareholders.

     3. Preparedness. Directors will receive appropriate materials relating to the items to be acted upon at Board and Committee meetings sufficiently in advance of the meetings to allow adequate time for preparation.

     4. Board and Director Performance Evaluations. The Directors and Corporate Governance Committee will conduct bi-annual evaluations of the Board's and individual directors' effectiveness, and report the results to the Board of Directors.

     5. Compensation of Directors. Directors are compensated only in cash or stock, with the majority of a director's compensation being in the form of stock based compensation. The compensation philosophy is to provide cash compensation that is within the median range of peer companies with total direct compensation, including stock, within the upper quartile of peer companies. Changes in Board compensation, if any, will be considered by both the Compensation Committee and the Directors and Corporate Governance Committee, and will not be adopted without full discussion and concurrence by the whole Board.

IV.  BUSINESS OPERATIONS

     1. Business Planning. The Board will annually review and evaluate a long-term strategic plan and a one-year operating plan that integrates with strategic plan milestones.

     2. CEO Evaluation. The Board or the Compensation Committee will evaluate the performance of the CEO at least annually in meetings of independent directors that are not attended by the CEO.

     3. Management Development. The CEO will report annually to the Compensation Committee on the Company's general management development programs.

     4. CEO Succession. The Directors and Corporate Governance Committee will examine and report to the Board periodically as needed on matters pertaining to CEO succession. In addition the CEO will report to the Directors and Corporate Governance Committee annually or more often as needed his recommendations for an immediate successor in the event of the sudden death or incapacity of the CEO.

     5. Access to Management. Directors have access to Company officers and other management employees. Certain key officers regularly report to the Board during Board meetings and the Board encourages the CEO to schedule Board presentations by a variety of officers both to provide the Board with additional insights on matters and to provide officers with exposure to the Board. The Board also encourages the CEO to schedule informal, social interactions between directors and officers.

     6. Consideration of Business Combinations. The Board believes that shareholder interests are best served by the Board, in the exercise of its independent judgement and consistent with its fiduciary duties, undertaking supervisory oversight and ultimate responsibility for responding to and/or negotiating any business combination proposal. Accordingly, the Board will implement permissible measures that strengthen the Board's ability to carry out this responsibility.

V.  EXECUTIVE COMPENSATION

     1. Compensation Philosophy. The Company's executive compensation programs are reviewed and established annually by the Compensation Committee, with the advice of independent compensation consultants, and with the approval of the Board. The programs are designed to retain or attract qualified executives to develop and manage implementation of the Company's business plans and to provide appropriate incentives, based principally on objective criteria, that link compensation to individual and Company performance. A substantial portion of executive compensation is provided in the form of stock-based awards that provide incentives for executive management to promote intermediate-term and long-term shareholder value.

     2. Compensation Committee Report. The Compensation Committee will detail its compensation decisions and recommendations in its annual report on executive compensation published in the Company's proxy materials.

     3. Stock ownership. The Board encourages Company officers and directors to hold substantial positions in JLG stock at levels that comply with market-based guidelines for share ownership provided by the Company's independent compensation consultant. Restricted stock and phantom stock units count toward compliance with these guidelines, stock options, including vested stock options, do not count.

VI.  SHAREHOLDERS

     1. Shareholder meetings. Appropriate notice of shareholder meetings, including notice concerning any changes in meeting date, time, place, or shareholder action contemplated, will be given to shareholders in a timely manner to ensure that shareholders have a reasonable opportunity to exercise their franchise.

     2. Shareholder voting. The Company does not have dual-class voting. All shareholders have equal voting rights. At annual meetings, shareholders will vote on unrelated issues individually. Proxies will be kept confidential from the Company, except at the express request of shareholders.

     3. Director Availability. The Board believes that Management speaks for the Company. Individual directors may, from time to time, meet or otherwise communicate with various Company constituencies at the request or with the knowledge of Management. All directors are encouraged to make every effort to attend annual shareholders' meetings and be available, when requested by the chair, to answer shareholder questions.

     4. Corporate Governance Standards. Annually, or as needed, the Board will review, revise as necessary, and approve Principles of Corporate Governance to be published each year to shareholders in the proxy statement.

                                   APPENDIX B
                            AUDIT COMMITTEE CHARTER

I.  AUTHORITY AND RESPONSIBILITIES

     It will be the responsibility of the Audit Committee (the "Committee") of the Board of Directors (the "Board" of JLG Industries, Inc. (the "Company") to implement and support the oversight function of the Board by reviewing on a periodic basis the Company's processes for producing financial data, its internal controls, and the independence and terms of engagement of the Company's independent auditors.

     A. Authority. Subject to the limitations set forth below, the Committee shall have authority to take, or direct the Company to take, any action determined by the Committee to be necessary or appropriate to perform the responsibilities of the Committee set forth in this Charter. All actions by the Committee within the scope of this authority shall be subject to the discretion of the Board to determine whether to review, rescind or modify such actions.

          Typically, the Board will determine whether to review any Committee action at the first Board meeting during which the subject action is reported to the Board.

     B. Responsibilities. In addition to the general responsibility stated above, the specific responsibilities of the Committee shall be as follows:

          1. Confirm that the independent auditors of the Company are ultimately accountable to the Board of Directors and the Committee by selecting, evaluating and, where appropriate, replacing (or recommending that the Board replace) the independent auditors.

          2. Meet with the independent auditors and financial management of the Company to review the scope and plan of the proposed audit for the current year, including the independent auditor's compensation and terms of engagement. At the conclusion of each audit the Committee shall review the results of the audit, including any comments or recommendations of the independent auditors and management's response to such comments or recommendations.

          3. Review and approve any significant professional service of a non-audit nature to be provided by the independent auditors and otherwise ensure that the independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the auditors and the Company. In addition, the Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and, as necessary, recommend that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence.

          4. Review with the independent auditors and with the Company's financial and accounting personnel the adequacy and effectiveness of the internal auditing and accounting and financial controls of the Company, and elicit any recommendations that they may have for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures which might be deemed illegal or otherwise improper.

          5. Monitor compliance with prescribed Company policies and procedures designed to disclose conflicts of interest, illegal payments and record-keeping, fraudulent financial practices, and unethical corporate behavior.

          6. Review the internal audit function of the Company including the proposed programs for the coming year and the coordination of such programs with the independent auditors, with particular attention to maintaining an appropriate effective balance between independent and internal auditing resources.

          7. Review the Company's annual and quarterly reports to shareholders and regulatory agencies prior to their release. The Committee may delegate responsibility to the Committee Chairman for review of quarterly reports. This review should be coordinated with the independent auditor's quarterly reviews and annual audits of the Company's financial statements and issuance of their applicable reports and opinions. The Committee should determine that the independent auditors are satisfied with the report's disclosure and content.

          8. Provide the opportunity at all Committee meetings for the independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial accounting and auditing personnel, and the cooperation with the independent auditors during the course of their audit.

          9. Meet privately with the Company's senior internal auditor at all Committee meetings to discuss any specific questions concerning internal or operational controls, or any other matters which the Committee might wish to address.

          10. Review the appointment and replacement of the Company's senior internal auditor.

          11. Consider major changes and other major questions of choice respecting the appropriate auditing and accounting principles and practices to be used in the preparation of the Company's financial statements when presented by the independent auditors, Company management or otherwise.

          12. Remain generally informed regarding current and proposed changes in SEC financial reporting requirements, generally accepted accounting principles and generally accepted auditing standards.

          13. Prepare the annual report of the Committee required by SEC rules and undertake all matters necessary for the preparation of such report.

          14. Conduct such other duties as may be lawfully delegated to the Committee from time to time by the Board.

          15. Investigate and take appropriate action with respect to any matter brought to its attention, within the scope of the Committee's duties, and retain outside experts for this purpose if appropriate in its judgment.

II.  MEMBERSHIP

     The Committee shall consist of at least three outside Directors of the Company, who are designated by the Board during the Board of Directors' reorganization meeting held in November of each year. No inside directors shall be Committee members, however, the Company's Chairman of the Board shall be an ex-officio member. Each member of the Committee shall be "financially literate" and at least one member shall have "financial management expertise" as defined by the rules of the New York Stock Exchange. Each year during the first Committee meeting following the reorganizational meeting of the Board, the Committee shall select from its members a Chairman.

III.  MEETINGS AND MINUTES.

     It is anticipated that the Committee will meet at least three times each year. Special meetings of the Committee may be requested by the CEO or called by the Chairman of the Board, or any of the Committee members. In addition to the members of the Committee, certain officers and/or other directors may from time to time be invited to attend and participate in the meetings.

     If all members of the Committee shall consent in writing to any action to be taken by the Committee, such action shall be as valid action as though it had been approved at a meeting of the Committee.

     Minutes of each Committee meeting and records of all other Committee actions shall be prepared at the direction of the Chairman of the Committee.

     The Committee shall report promptly to the Board all Committee decisions and actions.

IV.  AMENDMENTS

     The Committee's authority and responsibilities and/or this charter may be amended in whole or in part from time to time by resolution adopted by the Board. The Committee shall review this charter annually and recommend any appropriate changes to the Board.

                              JLG INDUSTRIES, INC.
                                   1 JLG DRIVE
                          MCCONNELLSBURG, PA 17233-9533

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and does hereby appoint William H. Lasky, James H. Woodward, Jr. and Thomas D. Singer, and each of them, or such person or persons as they or any of them may substitute and appoint as proxy or proxies of the undersigned, to represent the undersigned and to vote all shares of JLG Industries, Inc., Capital Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of JLG Industries, Inc. to be held on Thursday, November 15, 2001 at 9:00 a.m., and at all adjournments of such meeting.


THE PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, PROXIES WILL BE VOTED FOR PROPOSALS 1 THROUGH 3.

The Board of Directors unanimously recommends a vote FOR its nominees and Proposal 2.

Proposal 1.   Election of Directors.

              [  ] FOR all nominees listed (except as marked to the contrary)

              [  ] WITHHOLD AUTHORITY to vote for nominees listed

                   Nominees: R.V. Armes; G.R. Kempton; W.M. Lasky; J.A. Mezera;
                   S. Rabinowitz; R.C. Stark; T.C. Wajnert; and C.O. Wood, III.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

_______________________________________________________________________________

Proposal 2. Ratify the appointment of Ernst & Young LLP as independent auditors for the ensuing year.

     [   ]  FOR                [   ]  AGAINST             [   ]  ABSTAIN


Proposal 3. In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If as a corporation, please sign in corporate name by president or other authorized officer. If as a partnership, please sign in partnership name by authorized person.


                                               Dated: ___________________ ,2001

                                               ________________________________

                                               ________________________________
                                                          Signature(s)


                                    PLEASE VOTE, DATE, SIGN AND RETURN THE
                                    PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE.